Exhibit 10

EXECUTION COPY

CREDIT AGREEMENT

dated as of

March 10, 2005

among

CUBIC CORPORATION

The Lenders Party Hereto,

and

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

UNION BANK OF CALIFORNIA, N.A.,
as Co-Syndication Agent

CALYON NEW YORK BRANCH,
as Co-Syndication Agent

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Documentation Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

TABLE OF CONTENTS

ARTICLE I Definitions
Section 1.01. Defined Terms
Section 1.02. Classification of Loans and Borrowings
Section 1.03. Terms Generally
Section 1.04. Accounting Terms; GAAP

ARTICLE II The Credits
Section 2.01. Commitments
Section 2.02. Loans and Borrowings
Section 2.03. Requests for Borrowings
Section 2.04. Swingline Loans
Section 2.05. Letters of Credit
Section 2.06. Funding of Borrowings
Section 2.07. Interest Elections
Section 2.08. Termination, Reduction and Increase of Commitments
Section 2.09. Repayment of Loans; Evidence of Debt
Section 2.10. Prepayment of Loans
Section 2.11. Fees
Section 2.12. Interest
Section 2.13. Alternate Rate of Interest
Section 2.14. Increased Costs
Section 2.15. Break Funding Payments
Section 2.16. Taxes
Section 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs
Section 2.18. Mitigation Obligations

ARTICLE III Representations and Warranties
Section 3.01. Existence and Power
Section 3.02. Corporate and Governmental Authorization; No Contravention
Section 3.03. Binding Effect
Section 3.04. Financial Information
Section 3.05. Litigation
Section 3.06. Compliance with ERISA
Section 3.07. Taxes
Section 3.08. Environmental Compliance
Section 3.09. Properties
Section 3.10. Compliance with Laws and Agreements
Section 3.11. Investment and Holding Company Status
Section 3.12. Full Disclosure
Section 3.13. Solvency
Section 3.14. Employee Matters

i

Section 3.15. Use of Proceeds
Section 3.16. Subsidiaries
Section 3.17. No Change in Credit Criteria or Collection Policies

ARTICLE IV Conditions
Section 4.01. Effective Date
Section 4.02. Each Credit Event

ARTICLE V Affirmative Covenants
Section 5.01. Financial and Business Information
Section 5.02. Officer’s Certificate
Section 5.03. Inspection
Section 5.04. Reporting Treatment of Unrestricted Subsidiaries
Section 5.05. Compliance with Law
Section 5.06. Insurance
Section 5.07. Maintenance of Properties
Section 5.08. Payment of Taxes and Claims
Section 5.09. Corporate Existence, Etc.
Section 5.10. Nature of Business
Section 5.11. Additional Guarantors

ARTICLE VI Negative Covenants
Section 6.01. Financial Ratios
Section 6.02. Limitation on Indebtedness
Section 6.03. Limitation on Liens
Section 6.04. Limitation on Sale and Leasebacks
Section 6.05. Mergers, Consolidations and Sales of Assets and Acquisitions
Section 6.06. Transactions with Affiliates
Section 6.07. Designation of Subsidiaries
Section 6.08. Modification of Operating Documents
Section 6.09. Restrictive Agreements
Section 6.10. Restricted Payments

ARTICLE VII Events of Default

ARTICLE VIII The Administrative Agent

ARTICLE IX Miscellaneous
Section 9.01. Notices
Section 9.02. Waivers; Amendments
Section 9.03. Expenses; Indemnity; Damage Waiver
Section 9.04. Successors and Assigns
Section 9.05. Survival
Section 9.06. Counterparts; Integration; Effectiveness
Section 9.07. Severability
Section 9.08. Right of Setoff

ii

Section 9.09. GOVERNING LAW; Jurisdiction; Consent to Service of Process
Section 9.10. WAIVER OF JURY TRIAL
Section 9.11. Headings
Section 9.12. Confidentiality
Section 9.13. Interest Rate Limitation
Section 9.14. USA Patriot Act

SCHEDULES
Schedule 2.01	—	Commitments
Schedule 3.05	—	Disclosed Matters as to Litigation
Schedule 3.08	—	Disclosed Matters as to Environmental Compliance
Schedule 3.16A	—	Restricted Subsidiaries
Schedule 3.16B	—	Unrestricted Subsidiaries
Schedule 6.03	—	Liens

EXHIBITS
Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Opinion of Borrower’s Counsel
Exhibit C	—	Form of Promissory Note
Exhibit D	—	Form of Guarantee
Exhibit E	—	Form of Compliance Certificate

iii

CREDIT AGREEMENT dated as of March 10, 2005, among CUBIC CORPORATION, a Delaware corporation, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A, as Administrative Agent.

The Borrower has applied to the Lenders for Loans (such terms and all other capitalized terms used in this paragraph having the respective meanings ascribed to such terms hereinafter) up to an aggregate principal amount not in excess of $150,000,000 at any time outstanding during the Availability Period.  The proceeds of the Loans shall be used for the Borrower’s and its Subsidiaries’ working capital and general corporate purposes and to repay Indebtedness.  The Lenders are severally, and not jointly, willing to extend such Loans to the Borrower subject to the terms and conditions hereinafter set forth.  Accordingly, the Borrower, the Lenders and the Administrative Agent hereby agree as follows:

ARTICLE I

Definitions

Section 1.01.                             Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder or any successor appointed pursuant to Article VIII.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of such Person or any Subsidiary or any corporation of which such Person and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Borrower.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means:

(a)                                  with respect to any ABR Loan or Eurodollar Loan or the Revolving Credit Commitment Fee;

(i)                                     if such day occurs on or after the Effective Date and prior to the delivery of the first financial statements referred to in clause (ii) below, (x) with respect to Loans that are Eurodollar Loans, 0.875%, (y) with respect to Loans that are ABR Loans, 0% and (z) with respect to the Revolving Credit Commitment Fee, 0.175% and

(ii)                                  if such day occurs on or after the date upon which the Borrower shall have delivered to the Administrative Agent the financial statements required to be delivered for the fiscal period ended March 31, 2005 pursuant to Section 5.01(b), the rate as set forth below that corresponds to the ratio of Consolidated Indebtedness to Consolidated Total Capitalization of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the fiscal quarter or fiscal year most recently ended prior to such day for which financial statements shall have been delivered to the Administrative Agent as required pursuant to Sections 5.01(a) or (b) hereof, together with the corresponding compliance certificate required pursuant to Section 5.02 hereof; provided that (A) if the Borrower shall fail to timely deliver such statements and certificates for any such fiscal quarter or fiscal year period or (B) during the continuance of an Event of Default, then the Applicable Rate with respect to ABR Loans and Eurodollar Loans and with respect to the Revolving Credit Commitment Fee shall be determined for the period (x) from and including the date upon which such financial statements and certificate were required to be delivered to but excluding the date upon which financial statements and a certificate complying with Section 5.01(a) or (b) and Section 5.02 are delivered or (y) from and including the date from which such Event of Default shall have occurred but excluding the date upon which such Event of Default is cured or waived as if the applicable ratio of Consolidated Indebtedness to Consolidated Total Capitalization of the Borrower and its Subsidiaries was greater than .35:1.00:

Ratio of Consolidated Indebtedness to Consolidated Total Capitalization	ABR Spread for Loans	Eurodollar Spread for Loans	Commitment Fee
Greater than .35:1.00	0.25%	1.25%	0.25%
Equal to or less than .35:1.00 but greater than .25:1.00	0.125%	1.00%	0.225%
Equal to or less than .25:1.00 but greater than .15:1.00	0.00%	0.875%	0.175%
Equal to or less than .15:1.00	0.00%	0.75%	0.150%

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means in connection with any Sale and Leaseback Transaction entered into within the limitations of Section 6.04, as of the date of any determination thereof, the greater of (a) the fair market value of the property or assets which is or are the subject of such Sale and Leaseback Transaction (as reasonably determined in good faith by the Board of Directors of the Borrower at or about the time of the consummation of such Sale and Leaseback Transaction) and (b) the aggregate amount of Rentals due and to become due (discounted from the respective due dates thereof at the interest rate implicit in such Rentals and otherwise in accordance with GAAP) under the lease relating to such Sale and Leaseback Transaction.

“Availability” means at any time (i) the total Revolving Loan Commitments minus (ii) the sum at such time of (x) the unpaid principal balance of all Loans and (y) the LC Exposure.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Cubic Corporation, a Delaware corporation.

“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease” means any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

“Capitalized Rentals” of any Person means as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Change in Control” means (a) the acquisition by any party, or two or more parties acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Borrower, or (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body of the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalents governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii) , any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors).

“Change in Law” means (a) the adoption or effectiveness of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after or in effect after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made, issued or becoming effective after the date of this Agreement.

“Class,” when used in reference to any Loan or Borrowing, refers to when such Loans, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Revolving Loan Commitment.

“Consolidated Adjusted EBITDA” means with respect to the Borrower and its Restricted Subsidiaries for any period Consolidated EBITDA for such period adjusted to take into account the EBITDA of any subsequently acquired Person which becomes a Restricted Subsidiary for the applicable period of calculation which occurred prior to its acquisition so long as such EBITDA may be verified from audited financial statements.

“Consolidated EBITDA” means with respect to the Borrower and its Restricted Subsidiaries for any period (a) the sum of (i) Consolidated Net Income for the Borrower and its Restricted Subsidiaries, (ii) Consolidated Interest Expense (to the extent deducted in determining Consolidated Net Income) for the Borrower and its Restricted Subsidiaries, and (iii) depreciation and amortization (to the extent deducted in determining Consolidated Net Income) and other non-cash items properly deductible in determining Consolidated Net Income, calculated on a consolidated basis in accordance with GAAP, minus (b) non-cash items properly added in determining Consolidated Net Income for such period, all such calculations to be on a consolidated basis in accordance with GAAP.

“Consolidated Indebtedness” means all Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

“Consolidated Interest Expense” means, with respect to the Borrower and its Restricted Subsidiaries for any period, the interest expense of the Borrower and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP, and shall in any event include, without limitation, (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any Capitalized Lease allocable to interest expense.

“Consolidated Net Income” for any period means consolidated net income or net earnings (or any comparable line item) of the Borrower and its Restricted Subsidiaries, determined in accordance with GAAP, excluding extraordinary items and gains or loses resulting from changes in accounting principles.

“Consolidated Net Worth” means, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Borrower and its Restricted Subsidiaries as determined in accordance with GAAP.

“Consolidated Priority Indebtedness” means the sum of (a) any Indebtedness of the Borrower secured by a Lien, (b) any Indebtedness of the Borrower’s Restricted Subsidiaries (other than any such Indebtedness owing directly or indirectly to (i) the Administrative Agent and the Lenders and (ii) so long as there is in place an intercreditor agreement satisfactory to the

Administrative Agent, the holders of the Borrowers 6.11% Senior Notes, Series A, due November 2008 and 6.31% Senior Notes, Series B, due November 2013) and (c) any Attributable Indebtedness created or incurred in connection with any Sale and Leaseback Transaction.

“Consolidated Total Capitalization” means as of the date of any determination thereof, the sum of (a) Consolidated Indebtedness plus (b) Consolidated Net Worth.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedules 3.05 and 3.08.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Materials or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a).

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter dated January 27, 2005 between the Borrower and the Administrative Agent setting forth certain fees to be paid by the Borrower to the Administrative Agent.

“Financial Officer” means the president, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financing Documents” means this Agreement (including the Schedules and Exhibits hereto), the Notes evidencing Loans, any Guarantee of the Obligations and any other agreement hereafter created to which the Borrower or any Guarantor is a party that relates to the obligations of the Borrower or any such Guarantor under any of the foregoing.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States of America, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funded Debt” of any Person means (a) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (b) all Capitalized Rentals of such Person, and (c) all Guaranties by such Person of Funded Debt of others.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)                                  to purchase such Indebtedness or obligation or any property constituting security therefor;

(b)                                 to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;

(c)                                  to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or

(d)                                 otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

Without limiting the foregoing, in any computation of the Indebtedness or other liabilities of the obligor under any Guarantee, the Indebtedness or other obligations that are the subject of such Guarantee shall be assumed to be direct obligations of such obligor.

“Guarantor” means each domestic Restricted Subsidiary now existing or hereafter created, and executing and delivering a Guarantee of the Obligations in the form of Exhibit D, but which in any event shall encompass domestic Restricted Subsidiaries representing at all times not less than 85% of total assets and Consolidated EBITDA (computed for the Borrower and its domestic Restricted Subsidiaries) of the Borrower and all its domestic Restricted Subsidiaries.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” with respect to any Person means, at any time, without duplication:

(a)                                  its liabilities for borrowed money, including, without limitation, deferred payments, and its redemption obligations in respect of mandatorily redeemable Preferred Stock;

(b)                                 its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

(c)                                  all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

(d)                                 all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

(e)                                  all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions, whether or not representing obligations for borrowed money, but excluding any commercial letter of credit entered into in the ordinary course of business by any such bank or other financial institution relating to the export or import of properties or any letter of credit entered into in the ordinary course of business by any such bank or other financial institution relating to the performance by such Person of its obligations under any contract or agreement (other than any note, credit, loan or other financial instrument or like agreement);

(f)                                    Swaps of such Person; and

(g)                                 any Guarantee of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first day of each January, April, July and October, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder.  The Issuing Bank may, in its discretion, arrange for one or more

Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Lender at any time shall be its pro rata (based on its Revolving Loan Commitment) share of the total LC Exposure at such time.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Lenders” include the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate of dollar deposits with the maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes.  The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property.  For the purposes of this Agreement, the Borrower or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

“Long-Term Lease” means any lease of real or personal property (other than a Capital Lease) having an original term, including any period for which the lease may be renewed or extended at the option of the lessor, of more than three years.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under this Agreement and the other Financing Documents, taken as a whole, (c) the validity or enforceability of any of the Financing documents, or (d) the rights of or benefits available to the Lenders or the Administrative Agent under this Agreement and the other Financing Documents, taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans), or obligations in respect of one or more Swaps, of any one or more of the Borrower or any Restricted Subsidiary or Guarantor in an aggregate principal amount exceeding $2,500,000.

“Maturity Date” means March 10, 2010.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Note” means any of the promissory notes executed pursuant to Section 2.09(e), as amended, modified, supplemented, renewed or extended from time to time.

“Obligations” means all liabilities and obligations of Borrower, whether now existing or hereafter incurred, created or arising and whether direct or indirect, absolute or contingent, due or to become due, arising out of or in connection with this Agreement, including, without limitation, all principal of and interest on the Loans, all fees, expenses, indemnities and other amounts payable by the Borrower under this Agreement or any other Financing Document (including interest accruing after the filing of a petition or commencement of a case by or with respect to the Borrower seeking relief under any applicable federal and state laws pertaining to bankruptcy, reorganization, arrangement, moratorium, readjustment of debts, dissolution, liquidation or other debtor relief, specifically including, without limitation, the Bankruptcy Code and any fraudulent transfer and fraudulent conveyance laws, whether or not the claim for such interest is allowed in such proceeding).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning assigned to such term in Section 9.04 hereof.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permits” has the meaning assigned to such term in Section 3.08(i) hereof.

“Permitted Acquisition” means the acquisition of all or substantially all of the assets, all or a substantial part of, a business, division, brand or product line, or all or substantially all of the stock of any Person (such Person being the “Target”) that is engaged in a line of business which is substantially related to that of the Borrower and with respect to which:

(a)                                  such acquisition was approved by each Person’s (including the Target’s) Board of Directors (or other similar governing body);

(b)                                 at the time of such proposed acquisition and immediately after giving effect thereto, no Default would exist;

(c)                                  the total consideration, (including, without limitation and without duplication, assumed Indebtedness or Preferred Stock, earnouts, purchase price adjustments, cash (including as to any non-cash portion, cash when subsequently paid), securities or other property and as estimated for any non-cash portion in the good-faith judgment of the Board of Directors of the Borrower) being paid does not exceed $20,000,000 or if the total consideration exceeds $20,000,000, then only if (i) it is demonstrated to the Administrative Agent’s reasonable satisfaction that such acquisition could reasonably be expected to make a positive contribution to the Borrower’s net profits, (ii) the contingent liabilities and environmental matters with respect to such acquisition are reasonably satisfactory to the Administrative Agent, and (iii) immediately after giving effect to any such acquisition, the Borrower shall be in compliance with the financial covenants set forth in Sections 6.01 through 6.05, inclusive, and Section 6.10, on a pro forma basis (all such compliance to be confirmed by an officer’s certificate in a form satisfactory to the Administrative Agent); and

(d)                                 the Borrower shall have given the Administrative Agent fifteen (15) days’ prior written notice, together with all instruments, documents, certificates, Lien searches, resolutions and opinions (to the extent the Borrower receives (or provides) resolutions or opinions from (or to) the applicable Target) delivered to or by the Borrower or a Restricted Subsidiary and such other information which the Administrative Agent may reasonably request in connection with any such proposed acquisition.

For purposes hereof, “pro forma basis” shall mean the recalculation of the applicable financial covenants as if the proposed Target (or the business related to the assets to be acquired from the proposed Target) were consolidated with the Borrower for the twelve months immediately preceding the date of such acquisition, with any Indebtedness of such acquired person which is retired in connection with such acquisition to be excluded from such calculations and deemed to have been retired as of the first day of such applicable period, with income statement items and other balance sheet items (whether positive or negative) attributable to such acquired person to be included in such pro forma calculations to the extent relating to any such applicable period and with such other adjustments as may be approved by the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning set forth in Section 9.04.

“Regulation U” means Regulation U of the Board, as the same is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rentals” means and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Borrower or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Borrower or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposure and unused Commitments representing at least 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time, all after giving effect to the terms of Section 2.17(e).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Borrower with responsibility for the administration of the relevant portion of this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means any Subsidiary (a) of which more than 80% (by number of votes) of the Equity Interests with voting power is beneficially owned, directly or indirectly, by the Borrower and (b) if applicable, as so designated within the limitations of Section 6.07.

“Revolving Credit Commitment Fee” has the meaning set forth in Section 2.11(a).

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“Revolving Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) increased pursuant to Section 2.08(d), (b) reduced from time to time pursuant to Section 2.08(b) and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.  The initial amount of each Lender’s Revolving Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Loan Commitment, as applicable.  The initial aggregate amount of the Lenders’ Revolving Loan Commitments is $150,000,000.  Effective upon the assignment of an interest pursuant to Section 9.04, Schedule 2.01 may be amended by the Administrative Agent to reflect such assignment.

“Sale and Leaseback Transaction” shall have the meaning ascribed thereto in Section 6.04.

“SEC” is defined in Section 5.01(a);

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Senior Financial Officer” means the chief financial officer, principal accounting officer or treasurer of the Borrower.

“Senior Funded Debt” means all Funded Debt of the Borrower which is not expressed to be subordinate or junior in rank to any other Funded Debt of the Borrower.

“Senior Note Agreement” means the Note Purchase Agreement dated as of November 1, 1998 between the Borrower and the note purchasers described therein.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such

reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Borrower.

“Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency; provided that Swaps entered into by such Person in the ordinary course of business for the sole purpose of managing or hedging risk shall not be deemed or construed to constitute Indebtedness within the terms of this Agreement.  Without limiting the foregoing, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its pro rata (based on its Revolving Loan Commitment) share of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A. in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiary” means any Subsidiary which is not a Restricted Subsidiary and, if applicable, as has been designated as such within the limitations of Section 6.07.

“Wholly-owned Restricted Subsidiary” means, at any time, any Restricted Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Restricted Subsidiaries at such time.

“Wholly-owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the Equity Interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Borrower and the Borrower’s other Wholly-owned Subsidiaries at such time.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.02.                             Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan” or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., an “ABR Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

Section 1.03.                             Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.                             Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.  In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.

ARTICLE II

The Credits

Section 2.01.                             Commitments.  Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Loan Commitment.  Subject to the foregoing and within the foregoing limits, the Borrower may borrow, repay (or prepay) and reborrow Revolving Loans, on and after the date hereof through the Availability Period, subject to the terms, provisions and limitations set forth herein, including, without limitation, the requirement that no Revolving Loan shall be made hereunder if the amount thereof exceeds the Availability outstanding at such time (in each case, after giving effect to the applications of the proceeds of such Revolving Loan).

Section 2.02.                             Loans and Borrowings.  (a)  Each Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Revolving Loan Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Revolving Loan Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                                 Subject to Sections 2.07(e) and 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in a minimum amount of $5,000,000 and an aggregate amount that is an integral multiple of $100,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Loan Commitments.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Revolving Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.                             Requests for Borrowings.  To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by writing, facsimile or telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 pm, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 1:00 pm (or 10:00 am, if financing the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) hereof), New York City time, on the same Business Day of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable and if given by telephone shall be confirmed promptly by writing or fax to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by an authorized signer of the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(a)                                  the aggregate amount of the requested Borrowing;

(b)                                 the date of such Borrowing, which shall be a Business Day;

(c)                                  whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(d)                                 in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(e)                                  the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.04.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.                             Swingline Loans.  (a)  Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10,000,000 or (ii) Availability being less than zero; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 1:00 pm, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower.  The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 pm, New York City time, on the requested date of such Swingline Loan.

(c)                                  The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 pm, New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s pro rata (based on its Revolving Loan Commitment) of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s pro rata (based on its Revolving Credit Commitment) share of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

Section 2.05.                             Letters of Credit.  (a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $150,000,000 and (ii) after giving effect to the issuance, amendment, renewal or extension of such Letter of Credit, Availability shall not be less than zero.

(c)                                  Expiration Date.  Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that a Letter of Credit may provide that its expiration date shall be automatically extended (but not beyond the date specified in clause (ii) below) to a date not more than one year after the then outstanding expiration date unless, at least a specified number of days prior to such then existing expiration date, the Issuing Bank shall have given the beneficiary thereof notice, in a form that may be specified in such Letter of Credit, that such expiration date shall not be so extended, and (ii) a date that is no more than six months after the Maturity Date (provided that at least thirty Business Days prior to the Maturity Date the Borrower has deposited with the Administrative Agent cash collateral in an amount equal to the applicable LC Exposure).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s pro rata (based on its Revolving Loan Commitment) portion of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s pro rata (based on its Revolving Credit Commitment) portion of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 3:00 pm, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 1:00 pm, New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 pm, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 1:00 pm, New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the date of receipt; provided that, if such LC Disbursement is not less than $100,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s pro rata (based on its Revolving Loan Commitment) portion thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its pro rata (based on its Revolving Credit Commitment) portion of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall, to the fullest extent permitted under applicable law, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), (iii) payment of the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (other than under circumstances which constitute gross negligence or willful misconduct on the part of the Issuing Bank as finally determined by a court of competent jurisdiction), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (c) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

Section 2.06.                             Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 pm, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amount so received, in like funds, to an account maintained with Union Bank of California or such other deposit taking financial institution as the Borrower may designate to the Administrative Agent upon not less than three Business Days’ prior notice; provided that Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then the Borrower shall be relieved of its obligation to pay the corresponding amount to the Administrative Agent and such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.                             Interest Elections.  (a)  Any Borrowing on the Effective Date shall be at the Alternate Base Rate and thereafter shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  The Borrower may elect to convert such

Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election in writing or by facsimile transmission or by telephone (confirmed in writing or by fax) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02;

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, so long as an Event of Default is continuing (i) no request may be made for a Eurodollar Borrowing and no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) each Eurodollar Borrowing, unless repaid as provided herein, shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08.                             Termination, Reduction and Increase of Commitments.  (a)  Unless previously terminated, the Revolving Loan Commitments shall terminate on the Maturity Date.

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Revolving Loan Commitments; provided that each reduction of the Revolving Loan Commitments shall be in an amount that is an integral multiple of $100,000 and not less than $5,000,000.

(c)                                  The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Loan Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Loan Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Revolving Loan Commitments shall be permanent.  Each reduction of the Revolving Loan Commitments shall be made ratably among the Lenders with Revolving Loan Commitments in accordance with their respective Revolving Loan Commitments.

(d)                                 The Borrower may at any time prior to the fourth anniversary of the Effective Date, by written notice to the Administrative Agent, and with the consent of the Required Lenders, request that the Administrative Agent increase the total Revolving Loan Commitments (a “Revolver Increase”) by (i) adding one or more new lenders to the revolving credit facility under this Agreement (each a “New Lender”) who wish to participate in such Revolver Increase and/or (ii) increasing the Revolving Loan Commitments of one or more Lenders party to this Agreement who wish to participate in such Revolver Increase; provided, however, that (w) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the effective date of such Revolver Increase (the “Increase Date”) or shall occur as a result thereof, (x) any New Lender that becomes party to this Agreement pursuant to this Section 2.08(d) shall satisfy the requirements of Section 9.04(b) hereof and shall be acceptable to the Administrative Agent and consented to by the Borrower and (y) the other conditions set forth in this Section 2.08(e) below are satisfied.  The Administrative Agent shall use commercially reasonable efforts to arrange for the syndication of any Revolver Increase.  The Administrative Agent shall promptly inform the Lenders of any such request made by the Borrower.  The aggregate amount of Revolver Increases shall not exceed $50,000,000 and no single such Revolver Increase shall be for an amount less than $1,000,000.

(e)                                  On each Increase Date, (i) each New Lender that has chosen to participate in such Revolver Increase shall, subject to the conditions set forth in Section 2.08(d) hereof, become a Lender party to this Agreement as of such Increase Date and shall have a Revolving Loan Commitment in an amount equal to its share of the Revolver Increase and (ii) each Lender that has chosen to increase its Commitment pursuant to Section 2.08(d) will have its Revolving Loan Commitment increased by the amount of its share of the Revolver Increase as of such Increase Date; provided, however, that the Administrative Agent shall have (y) received from the Borrower all out-of-pocket costs and expenses incurred by the Administrative Agent or any Lender in connection with such Revolver Increase and (z) received on or before such Increase Date the following, each dated such date:

(i)                                     certified copies of resolutions of the governing body of the Borrower approving the Revolver Increase and the corresponding modifications, if any, to the Financing Documents required under subclause (vi) below, together with a certificate of the Borrower certifying that there have been no changes to the constitutive documents of the Borrower since the Effective Date, or if there have been changes, copies certified by the Borrower of all such changes;

(ii)                                  an assumption agreement from each New Lender participating in the Revolver Increase, if any, in form and substance satisfactory to the Administrative Agent (each, an “Assumption Agreement”), duly executed by such New Lender, the Administrative Agent and the Borrower;

(iii)                               confirmation from each Lender participating in the Revolver Increase of the increase in the amount of its Revolving Loan Commitment, in form and substance satisfactory to the Administrative Agent;

(iv)                              a certificate of the Borrower certifying that no Default or Event of Default shall have occurred and be continuing or shall occur as a result of such Revolver Increase;

(v)                                 a certificate of the Borrower certifying that the representations and warranties made by the Borrower herein and in the other Financing Documents are true and complete in all material respects with the same force and effect as if made on and as of such date (or, to the extent any such representation or warranty specifically relates to an earlier date, such representation or warranty is true and complete in all material respects as of such earlier date);

(vi)                              supplements or modifications to the Financing Documents and such additional Financing Documents, including any new Notes to New Lenders and replacement Notes to Lenders that agree to participate in such Revolver Increase, that the Administrative Agent reasonably deems necessary in order to document such Revolver Increase and otherwise assure and give effect to the rights of the Administrative Agent and the Lenders in the Financing Documents; and

(vii)                           such other documents, instruments and information as the Administrative Agent or its counsel shall reasonably deem necessary in connection with the Revolver Increase.

(f)                                    On each Increase Date, upon fulfillment of the conditions set forth in Section 2.08(d), the Administrative Agent shall (i) effect a settlement of all outstanding Revolving Loans among the Lenders that will reflect the adjustments to the Revolving Loan Commitments of the Lenders as a result of the Revolver Increase and (ii) notify the Lenders, any New Lenders participating in the Revolver Increase and the Borrower, on or before 1:00 p.m. (New York City time), by telecopier or telex, of the occurrence of the Revolver Increase to be effected on such Increase Date.

Section 2.09.                             Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Loan Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Unless all Lenders otherwise agree, the Loans of each Lender shall be evidenced by a promissory note substantially in the form of Exhibit C (each, a “Note”).  The Borrower shall execute and deliver to each Lender a Note or Notes payable to the order of such Lender with blanks completed to the satisfaction of such Lender.

Section 2.10.                             Prepayment of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, in integral multiples of $100,000 and not less than $1,000,000, subject to prior notice in accordance with paragraph (b) of this Section.

(b)                                 The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 pm, New York City time three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 pm, New York City time, one Business Day before the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given under the circumstances in which a conditional notice of termination of the Revolving Loan Commitments is permitted as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02 (except that the foregoing shall not be applicable to a prepayment in full of the aggregate principal amount of a Borrowing then outstanding).  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.10.

Section 2.11.                             Fees.  (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee (the “Revolving Credit Commitment Fee”), which shall accrue at the Applicable Rate on the daily amount of the unused Revolving Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Revolving Loan Commitment terminates, whether or not prior to such time all the conditions in Section 4.02 are met.  Accrued Revolving Credit Commitment Fees shall be payable quarterly in arrears on the first day of January, April, July and October of each year and on the date on which the Revolving Loan Commitments terminate, commencing on the first such date to occur after the date hereof.  All Revolving Credit Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participation in Letters of Credit, which shall accrue for each day during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Loan Commitment terminates and the date on which such Lender ceases to have any LC Exposure, at the Applicable Rate (or solely with respect to standby Letters of Credit issued to secure Borrower’s performance obligations under contracts entered into by the Borrower in the ordinary course of business, seventy-five percent of such Applicable Rate) with respect to interest on Eurodollar Revolving Loans for such day on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Loan Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of January, April, July and October of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Loan Commitments terminate and any such fees accruing after the date on which the Revolving Loan Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts set forth in the Fee Letter and any other fees in the amounts and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and utilization fees, to the Lenders.  Absent any error in the calculation thereof, fees paid shall not be refundable under any circumstances.

Section 2.12.                             Interest.  (a)  The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest for each day on which any principal of such Loans remains outstanding at the Alternate Base Rate for such day plus the Applicable Rate for such day.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest for each day during each Interest Period applicable thereto at the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate for such day.

(c)                                  Notwithstanding the foregoing, if an Event of Default shall have occurred and be continuing under subsections (a) or (b) of Article VII, then unless and until such Event of Default shall have been cured or waived, all outstanding amounts which are then due and owing shall bear interest, after as well as before judgment, at a rate per annum equal to 2% plus the rate otherwise applicable to ABR Loans as provided for in subsection (a) above.

(d)                                 Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan, on the Maturity Date and, upon termination of the Revolving Loan Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Eurodollar Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Eurodollar Loan shall be payable on the effective date of such conversion.

(e)                                  All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13.                             Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                  the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy, as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request or Interest Election Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.14.                             Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii)                                  impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Eurodollar Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) with respect to its Eurodollar Loans, then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate on demand.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.15.                             Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b) and is revoked in accordance therewith), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.  A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.16.                             Taxes.  (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                                  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.

(f)                                    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event that the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

Section 2.17.                             Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 pm, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  The Administrative Agent may charge, when due and payable, the Borrower’s account with the Administrative Agent for all interest, principal and Revolving Credit Commitment Fees or other fees owing to the Administrative Agent or the Lenders on or with respect to this Agreement and/or Loans and other Financing Documents.  All such payments shall be made to the Administrative Agent at its offices at 1411 Broadway, New York, New York, except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension; provided that, in the case of any prepayment of principal of or interest on any Eurodollar Loan, if such next succeeding Business Day would fall in the next calendar month, the date for payment shall instead be the next preceding Business Day.  All payments hereunder shall be made in dollars.

(b)                                 If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                                  If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans in participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), Section 2.05(d) or (e), Section 2.06(b) or 2.17(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.  Until such Lender’s unsatisfied obligations are fully paid, such Lender shall be excluded from any determination of Required Lenders under this Agreement.

Section 2.18.                             Mitigation Obligations.  If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

Section 3.01.                             Existence and Power.  Each of the Borrower and its Restricted Subsidiaries is a corporation organized, validly existing and in good standing under the laws of its jurisdiction, and has all necessary powers required to carry on its business as now conducted and, except where the failure to do so could not be reasonably expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02.                             Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Borrower of the Financing Documents to which it is a party are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any Governmental Authority and do not contravene, or constitute a default under, any provision of material applicable law or material regulation or of its charter or bylaws or of any material agreement, judgment, injunction, order, decree or other material instrument binding upon each or result in the creation or imposition of any Lien on any material asset of the Borrower or any of its Restricted Subsidiaries.

Section 3.03.                             Binding Effect.  This Agreement and the other Financing Documents to which it is a party constitute valid and binding agreements of the Borrower, in each case enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization or moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.04.                             Financial Information.  (a)  The Borrower has heretofore furnished to the Administrative Agent financial statements of the Borrower for the fiscal years ended September 30, 2002, September 30, 2003 and September 30, 2004 audited by Ernst & Young LLP, independent public accountants.  Such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries as of the dates and for the periods indicated, and such financial statements disclose in accordance with GAAP all material liabilities, direct or contingent, of the Borrower as of the dates thereof.

(b)                                 Since September 30, 2004, there has been no material adverse change in the business, prospects, assets, operations or financial condition of the Borrower and its Restricted Subsidiaries, considered as a whole.

Section 3.05.                             Litigation.  Except for the Disclosed Matters, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Restricted Subsidiaries before any arbitrator or any Governmental Authority, that (i) could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) which would in any material respect draw into question the enforceability of any of the Financing Documents.

Section 3.06.                             Compliance with ERISA.  Each of the Borrower and its Restricted  Subsidiaries and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan, and has not incurred any liability under Title IV of ERISA (i) to the PBGC other than a liability to the PBGC for premiums under Section 4007 of ERISA or (ii) in respect of a Multiemployer Plan which has not been discharged in full when due.

Section 3.07.                             Taxes.  To the extent applicable, each of the Borrower and its Restricted Subsidiaries has filed all United States Federal income tax returns and all other material tax returns which are required to be filed by it and has paid all taxes stated to be due in such returns or pursuant to any assessment received by it, except for taxes the amount, applicability or validity of which is being contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Borrower and its Restricted Subsidiaries in respect of taxes or other similar governmental charges, additions to taxes and any penalties and interest thereon are, in the opinion of the Borrower, adequate.

Section 3.08.                             Environmental Compliance.  (a)  Except for Disclosed Matters,

(i)                                     the Borrower and its Restricted Subsidiaries have, obtained, or made timely application for, all permits, certificates, licenses, approvals, registrations and other authorizations (collectively “Permits”) which are required under all applicable Environmental Laws and are necessary for their operations and are in compliance with the terms and conditions of all such Permits, except where the failure to obtain such Permits or to comply with their terms would not have, individually or in the aggregate, a Material Adverse Effect;

(ii)                                  no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to the Borrower’s knowledge, threatened by any governmental entity or other Person with respect to any (A) alleged violation by the Borrower or any Restricted Subsidiary of any Environmental Law, (B) alleged failure by the Borrower or any Restricted Subsidiary to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (C) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials or (D) release of Hazardous Materials, except where such event or events would not have, individually or in the aggregate, a Material Adverse Effect;

(iii)                               to the knowledge of the Borrower, all oral or written notifications of a release of Hazardous Materials required to be filed under any applicable Environmental Law have been filed or are in the process of being filed by or on behalf of the Borrower or any Restricted Subsidiary;

(iv)                              no property now owned or leased by the Borrower or any Restricted Subsidiary and, to the knowledge of the Borrower, no such property previously owned or leased or any property to which the Borrower or any Restricted Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials, is listed or, to the Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of the Borrower, other investigations which may lead to claims against the Borrower or any Restricted Subsidiary for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, but not limited to, claims under CERCLA, except where such listings or investigations would not have, individually or in the aggregate, a Material Adverse Effect;

(v)                                 there are no Liens under or pursuant to any applicable Environmental Laws on any real property or other assets owned or leased by the Borrower or any Restricted Subsidiary, and no government actions have been taken or, to the knowledge of the Borrower, are in process which could subject any of such properties or assets to such Liens.

(b)                                 For purposes of this Section, the terms “Borrower” and “Restricted Subsidiary” shall include any business or business entity (including a corporation) which is a predecessor, in whole or in part, of the Borrower or any Restricted Subsidiary.

Section 3.09.                             Properties.  (a)  Each of the Borrower and its Restricted Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b)                                 To the knowledge of the Borrower, each of the Borrower and its Restricted Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Restricted Subsidiaries does not, to the knowledge of the Borrower, infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.10.                             Compliance with Laws and Agreements.  Each of the Borrower and its Restricted Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, and each has all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 3.11.                             Investment and Holding Company Status.  Neither the Borrower nor any of its Restricted Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

Section 3.12.                             Full Disclosure.  All information furnished by the Borrower to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any of the Transactions is, taken as whole and in light of the circumstances under which such information is furnished, true and accurate in all material respects on the date as of which such information is furnished, and true and accurate in all material respects on the date as of which such information is stated or certified.  It is understood that the foregoing is limited to the extent that (i) projections have been made in good faith by the management of the Borrower and in the view of the Borrower’s management are reasonable in light of all information known to management as of the Effective Date, and (ii) no representation or warranty is made as to whether the projected results will be realized.

Section 3.13.                             Solvency.  (a)  The fair salable value of the business of the Borrower and its Restricted Subsidiaries is not less than the amount that will be required to be paid on or in respect of the probable liability on the existing debts and other liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, as they become absolute and mature.

(b)                                 The assets of the Borrower and its Restricted Subsidiaries do not constitute unreasonably small capital for the Borrower and its Restricted Subsidiaries to carry out their business as now conducted and as proposed to be conducted including the capital needs of the Borrower and its Restricted Subsidiaries, taking into account the particular capital requirements of the business conducted by the Borrower and its Restricted Subsidiaries and projected capital requirements and capital availability thereof.

(c)                                  Neither the Borrower nor any of its Restricted Subsidiaries intends to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by the Borrower and any of its Restricted Subsidiaries, and of amounts to be payable on or in respect of debt of the Borrower and any of its Restricted Subsidiaries).

(d)                                 Neither the Borrower nor any of its Restricted Subsidiaries believes that final judgments against them in actions for money damages presently pending will be rendered at a time when, or in an amount such that, they will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum reasonable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered).  The cash flow of the Borrower and its Restricted Subsidiaries, after taking into account all other anticipated uses of the cash of the Borrower and its Restricted Subsidiaries (including the payments on or in respect of debt referred to in paragraph (c) of this Section), will at all times be sufficient to pay all such judgments promptly in accordance with their terms.

Section 3.14.          Employee Matters.  There are no strikes, slowdowns, work stoppages or controversies pending or, to the knowledge of the Borrower threatened between the Borrower and its employees, other than employee grievances arising in the ordinary course of business, none of which could have, either individually or in the aggregate, a Material Adverse Effect.

Section 3.15.          Use of Proceeds.  All proceeds of each Borrowing under the Revolving Loan Commitments shall be used to repay existing Indebtedness, make Permitted Acquisitions, and provide for working capital requirements and general corporate purposes and none of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as the same is from time to time in effect..

Section 3.16.          Subsidiaries.  As of the Effective Date, the Borrower has the Restricted Subsidiaries set forth on Schedule 3.16A and the Unrestricted Subsidiaries set forth on Schedule 3.16B.

Section 3.17.          No Change in Credit Criteria or Collection Policies.  There has been no material change in credit criteria or collection policies concerning accounts receivable of the Borrower and its Subsidiaries since September 30, 2004.

ARTICLE IV

Conditions

Section 4.01.          Effective Date.  The obligations of the Lenders to make Loans hereunder and of the Issuing Bank to issue Letters of Credit shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)           The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)           The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of William L. Hoese, Assistant General Counsel of the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request.  The Borrower hereby requests such counsel to deliver such opinion.

(c)           The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower and any Guarantors, the authorization of the Transactions and any other legal matters relating to the Borrower and any Guarantors, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d)           The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e)           The Administrative Agent shall have received all fees and other amounts due and payable, on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(f)            The Administrative Agent (or its counsel) shall have received the other Financing Documents, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(g)           The Administrative Agent shall have received and determined to be in form and substance satisfactory to it:

(i)            evidence of the compliance by the Borrower with Section 5.06 hereof;

(ii)           the financial statements described in Section 3.04 hereof.

(h)           The Borrower shall have executed and delivered to the Administrative Agent a disbursement authorization letter with respect to the disbursement of the proceeds of the Loans made on the Effective Date.

(i)            The Administrative Agent shall have received (x) evidence of the repayment in full of the existing credit arrangements under the February 12, 2004 Credit Agreement and the termination of all commitments to lend thereunder and (y) such other documents, and completed such other reviews, including, without limitation, material leases and contracts, litigation and taxes, as the Administrative Agent or its counsel shall reasonably deem necessary.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on March 15, 2005 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Section 4.02.          Each Credit Event.  The obligation of any Lender to make a Loan on the occasion of any Borrowing, is subject to the satisfaction on such date of the following conditions:

(a)           The representations and warranties of the Borrower set forth in this Agreement shall be true and correct on and as of the date of such Borrowing; provided that any such representations and warranties that by their express terms are made as of a specific date shall be true and correct as of such specific date.

(b)           At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full, and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 5.01.          Financial and Business Information.  The Borrower shall deliver to the Administrative Agent and each Lender:

(a)           Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of:

(i)            a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such quarter, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that if the Borrower’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission (“SEC”) is required to be delivered within a shorter time period, then the Borrower’s compliance with the requirements of this Section 5.01(a) must be satisfied by complying with such shorter time period (subject always to the Borrower’s compliance with Section 5.04);

(b)           Annual Statements — within 120 days after the end of each fiscal year of the Borrower, duplicate copies of,

(i)            a consolidated balance sheet of the Borrower and its Restricted Subsidiaries, as at the end of such year, and

(ii)           consolidated statements of income, changes in shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:

(1)           an unqualified opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, and

(2)           a certificate of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that if the Borrower’s Annual Report on Form 10-K for such fiscal year (together with the Borrower’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC is required to be delivered within a shorter time period, then the Borrower’s compliance with the requirements of this Section 5.01(b) (other than the accountant’s certificate described in clause (2) above which may be delivered within said 120-day period), must be satisfied by complying with such shorter time period (subject to the Borrower’s compliance with Section 5.04);

(c)           SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report (other than Form 8K so long as such Form may be accessed on-line and Borrower has notified the Administrative Agent that such form has been filed), each registration statement (without exhibits except as expressly requested by a Lender), and each prospectus and all amendments thereto filed by the Borrower or any Subsidiary with the SEC;

(d)           Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of the existence of any Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in subparagraph (f) of Article VII, a written notice specifying the nature and period of existence thereof and what action the Borrower is taking or proposes to take with respect thereto;

(e)           ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower or an ERISA Affiliate proposes to take with respect thereto:

(i)            with respect to any Plan, any reportable event, as defined in Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii)           the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii)          any ERISA Event or any event, transaction or condition that could result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

(f)            Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Borrower or any Subsidiary from any Federal, state or foreign Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

(g)           Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Borrower or any of its Subsidiaries or relating to the ability of the

Borrower to perform its obligations hereunder and under the other Financing Documents as from time to time may be reasonably requested by the Administrative Agent or any Lender.

Section 5.02.          Officer’s Certificate.  The Borrower shall deliver to the Administrative Agent and each Lender within 60 days after the end of each quarterly fiscal period in each fiscal year of the Borrower (other than the last quarterly fiscal period of each such fiscal year) and within 120 days after the end of each fiscal year of the Borrower, a certificate in the form of Exhibit E of a Senior Financial Officer setting forth:

(a)           Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Borrower was in compliance with the requirements of Section 6.01 through Section 6.05 hereof, inclusive, and Section 6.10, during the quarterly or annual period covered by the most recent statements furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

(b)           Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the quarterly or annual period covered by the most recent statements furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Borrower or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Borrower shall have taken or proposes to take with respect thereto.

Section 5.03.          Inspection.  The Borrower shall permit the representatives of the Administrative Agent and each Lender:

(a)           No Default — if no Default under Article VI or Subsection (b) of Article VII hereof or no Event of Default then exists, at the expense of such Lender or the Administrative Agent and upon reasonable prior notice to the Borrower, to visit the principal executive office of the Borrower, to discuss the affairs, finances and accounts of the Borrower and its Restricted Subsidiaries with the Borrower’s officers, and (with the consent of the Borrower, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Borrower, which consent will not be unreasonably withheld) to visit the other offices and properties of the Borrower and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

(b)           Default — if a Default under Article VI or Subsection (b) of Article VII hereof or an Event of Default then exists, at the expense (all of which expenses shall be reasonable) of the Borrower, to visit and inspect any of the offices or properties of the

Borrower or any Restricted Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the affairs, finances and accounts of the Borrower and its Restricted Subsidiaries), all at such times and as often as may be requested.

Section 5.04.          Reporting Treatment of Unrestricted Subsidiaries.  Notwithstanding anything to the contrary contained in this Agreement, so long as the Unrestricted Subsidiaries continue to constitute, in the aggregate, less than 7% of Consolidated Total Capitalization in any fiscal period, the Borrower shall be permitted to include, for purposes of the financial reporting requirements contained in Sections 5.01(a) and (b), and only for purposes of such Sections (and in no event for purposes of determining compliance with any of the covenants contained in this Article V or Article VI hereof), the financial information of such entities on a consolidated basis.  If at any time the Unrestricted Subsidiaries shall constitute, in the aggregate, 7% or more of Consolidated Total Capitalization in any fiscal period, the Borrower shall, notwithstanding that Section 5.01(a) and (b) permit the Borrower to comply therewith by delivery of its Quarterly Reports on SEC Form 10-Q and Annual Reports on SEC Form 10-K, either:  (a) provide consolidating financial statements setting forth separately the financial information for the Unrestricted Subsidiaries for such period, together with the financial information of such entities on a consolidated basis for purposes of the financial reporting requirements contained in Sections 5.01(a) and (b) and only for purposes of such Sections (and in no event for purposes of determining compliance with any of the covenants contained in this Article V or Article VI hereof) or (b) exclude the financial information on a consolidated basis for the Unrestricted Subsidiaries from the consolidated financial statements required to be delivered by the Borrower for such period pursuant to Sections 5.01(a) and (b).  In no event shall the Borrower include financial information of the Unrestricted Subsidiaries for purposes of any determination of compliance with any of the covenants contained in this Article V or Article VI hereof.

Section 5.05.          Compliance with Law.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA and all Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06.          Insurance.  The Borrower will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

Section 5.07.          Maintenance of Properties.  The Borrower will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times; provided that this Section shall not prevent the Borrower or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Board of Directors of the Borrower has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.08.          Payment of Taxes and Claims.  The Borrower will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Borrower or any Restricted Subsidiary; provided that neither the Borrower nor any Subsidiary need pay any such tax or assessment or claims if (a) the amount, applicability or validity thereof is contested by the Borrower or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Borrower or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Borrower or such Subsidiary or (b) the nonpayment of all such taxes and assessments, governmental charges, levies and claims in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 5.09.          Corporate Existence, Etc.  The Borrower will at all times preserve and keep in full force and effect its corporate existence and will keep proper books of record and account reflecting its business and activities.  Subject to Section 6.05, the Borrower will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Borrower or a Subsidiary) and all rights and franchises of the Borrower and its Subsidiaries unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.10.          Nature of Business.  Neither the Borrower nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Borrower and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Borrower and its Restricted Subsidiaries on the date of this Agreement.

Section 5.11.          Additional Guarantors.  The Borrower will, and will cause its Subsidiaries to, promptly inform the Administrative Agent of the creation or acquisition of any direct or indirect Subsidiary (subject to the provisions of Section 6.05) and cause each direct or indirect Subsidiary not in existence on the date hereof to enter into a Guarantee substantially in the form of Exhibit D.  In connection therewith, the Borrower or any applicable Subsidiary shall provide such resolutions, certificates and opinions of counsel as shall be reasonably requested by the Administrative Agent.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 6.01.          Financial Ratios.

(a)           The Borrower will not at any time permit the ratio determined at the end of each fiscal quarter on a rolling four quarter basis of (i) Consolidated EBITDA to (ii) Consolidated Interest Expense to be less than 3.00:1.00.

(b)           The Borrower will not at any time permit the ratio of (i) Consolidated Indebtedness to (ii) Consolidated Total Capitalization to be more than .45 to 1.00.

(c)           The Borrower will not at any time permit the ratio of (i) Consolidated Priority Indebtedness to (ii) Consolidated Total Capitalization to be more than .15 to 1.00.

(d)           The Borrower will not at any time permit the ratio determined at the end of each fiscal quarter on a rolling four fiscal quarter basis of (i) Consolidated Indebtedness to (ii) Consolidated Adjusted EBITDA to be greater than 4.25:1.00.

Section 6.02.          Limitation on Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except if both before and after giving effect to any such creation, incurrence or assumption the Borrower is in compliance with Section 6.01 hereof.

Section 6.03.          Limitation on Liens.  The Borrower will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

(a)           Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 5.08;

(b)           Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c)           Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(d)           minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower and its Restricted Subsidiaries;

(e)           Liens securing Indebtedness of a Restricted Subsidiary to the Borrower or to another Wholly-owned Restricted Subsidiary;

(f)            Liens existing on the date hereof as scheduled on Schedule 6.03 annexed hereto;

(g)           Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.02, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(h)           Other Liens securing Indebtedness other than as described in the foregoing clauses (a) through (g) above, provided that the Indebtedness secured by all such other Liens does not exceed at any time ten percent of the total consolidated assets of the Borrower and its Restricted Subsidiaries.

Section 6.04.          Limitation on Sale and Leasebacks.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby the Borrower or such Restricted Subsidiary shall in one or more related transactions sell, transfer or otherwise dispose of any property owned by the Borrower or such Restricted Subsidiary more than 180 days after the later of the date of initial acquisition of such property or completion or occupancy thereof, as the case may be, by the Borrower or such Restricted Subsidiary, and then rent or lease, as lessee, such property or any part thereof (a “Sale and Leaseback Transaction”); provided that the foregoing restriction shall not apply to any Sale and Leaseback Transaction if immediately after the consummation of such Sale and Leaseback Transaction and after giving effect thereto, any of the following conditions is satisfied:

(a)           the lease relating to such Sale and Leaseback Transaction is not a Long-Term Lease; or

(b)           the sale of property relating to such Sale and Leaseback Transaction constitutes a sale of such property by a Restricted Subsidiary to the Borrower or to a Wholly-owned Restricted Subsidiary or by the Borrower to a Wholly-owned Restricted Subsidiary; or

(c)           the sale of such property is for cash consideration which (after deduction of any expenses incurred by the Borrower or any Restricted Subsidiary in connection with such Sale and Leaseback Transaction) equals or exceeds the fair market value of the property so sold (as determined in good faith by the Board of Directors of the Borrower) and the net proceeds from such sale are applied to either (i) the purchase or acquisition (and, in the case of real property, the construction) of fixed assets useful and intended to be used by the Borrower or a Restricted Subsidiary in the operation of the business of the Borrower and its Restricted Subsidiaries as described in Section 5.10 hereof (provided that in any such event the Borrower and its Restricted Subsidiaries shall not then or thereafter cause or permit or agree or consent to cause or permit such tangible assets to be subject to any Lien) or (ii) the prepayment with the applicable prepayment premium, if any, on a pro rata basis, of Senior Funded Debt of the Borrower; provided that if any such Senior Funded Debt so prepaid constitutes Indebtedness outstanding under any revolving credit or similar credit facility, such prepayment shall result in a permanent reduction of the Indebtedness which the Borrower and its Restricted Subsidiaries may incur thereunder by an amount at least equal to the amount of the prepayment of such Senior Funded Debt; or

(d)           after giving effect to the consummation of such Sale and Leaseback Transaction and to the application of the proceeds therefrom, no Default would exist.

Section 6.05.          Mergers, Consolidations and Sales of Assets and Acquisitions.
(a)  Except with respect to a Permitted Acquisition, the Borrower will not, and will not permit any Restricted Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets or acquire the assets or stock or business of any Person, provided that any Restricted Subsidiary may merge or consolidate with or into the Borrower or any Wholly-owned Restricted Subsidiary so long as in (1) any merger or consolidation involving the Borrower, the Borrower shall be the surviving or continuing corporation and (2) any merger or consolidation involving a Wholly-owned Restricted Subsidiary (and not the Borrower), the Wholly-owned Restricted Subsidiary shall be the surviving or continuing corporation.

(b)           The Borrower will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except as provided in this Section 6.05); provided that the foregoing restrictions do not apply to:

(i)            the sale, lease, transfer or other disposition of assets of a Restricted Subsidiary to the Borrower or a Wholly-owned Restricted Subsidiary;

(ii)           the sale of inventory in the ordinary course of business; or

(iii)          the sale of assets for cash or other property to a Person or Persons other than an Affiliate if all of the following conditions are met:

a.             such assets (valued at net book value) do not, together with all other assets of the Borrower and its Restricted Subsidiaries previously disposed of during the immediately preceding twelve calendar month period, exceed 10% of the total consolidated assets of the Borrower and its Restricted Subsidiaries, determined by reference to the Consolidated balance of the Borrower twelve months prior to the month in which such disposition occurs;

b.             in the opinion of the Borrower’s Board of Directors, the sale is for fair value and is in the best interests of the Borrower; and

c.             immediately after the consummation of the transaction and after giving effect thereto, no Default would exist.

Section 6.06.          Transactions with Affiliates.  The Borrower will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Restricted Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 6.07.          Designation of Subsidiaries.  The Borrower may designate or redesignate any Unrestricted Subsidiary as a Restricted Subsidiary and may designate or redesignate any Restricted Subsidiary as an Unrestricted Subsidiary only with the prior written consent of the Required Lenders.  If the Required Lenders consent to the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and after giving effect thereto, then (i) such Unrestricted Subsidiary so designated shall not, directly or indirectly, own any Indebtedness or capital stock of the Borrower or any Restricted Subsidiary, and (ii) the designation of such Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed to be a sale or other disposition of assets to be consummated within the limitations of Section 6.05(b)(iii).  If the Required Lenders consent to the designation of an Unrestricted Subsidiary as a Restricted Subsidiary and after giving effect thereto, then all existing Liens of such Restricted Subsidiary so designated shall be permitted within the applicable limitations of Section 6.03.

Section 6.08.          Modification of Operating Documents.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, modify, amend or alter their operating agreements, certificates or articles of incorporation or other constitutive documents in a manner which could have a Material Adverse Effect or would otherwise be materially disadvantageous to the Lenders.

Section 6.09.          Restrictive Agreements.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions under the Senior Note Agreement existing on the date hereof (but shall apply to any amendment or modification expanding the scope or duration of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets subject to such permitted Lien and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof.

Section 6.10.          Restricted Payments.  The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly (including, without limitation, on a synthetic basis through Swap Agreements), any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) the Borrower may make Restricted Payments pursuant to and in accordance with option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, (d) the Borrower may declare and pay cash dividends on its Equity Interests not to exceed $6,000,000 in any fiscal year so long as at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and (e) the Borrower may make other Restricted Payments in any fiscal quarter of any fiscal year in addition to those permitted under (c) and (d) above so long as (i) at the time thereof and immediately after giving effect thereto the aggregate amount of such payments in such fiscal year does not exceed the sum of $25,000,000 plus 50% of Consolidated Net Income for the previous fiscal year less all Restricted Payments previously made in cash in the current fiscal year pursuant to subparagraphs (c) and (d) above and this subparagraph (e) and (ii) as at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)           the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise and solely in the case of any reimbursement obligations such default shall continue for a period of one Business Day;

(b)           the Borrower shall fail to pay any interest on any Loan, the Revolving Credit Commitment Fee or any other fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Financing Document, when and as the same shall become due and payable and such default shall continue for a period of five consecutive days;

(c)           any representation or warranty made or deemed made by the Borrower or any Restricted Subsidiary or Guarantor in the Financing Documents, or in any report, certificate, financial statement or other document furnished pursuant to the Financing Documents, shall prove to have been incorrect in any material respect as of the date when made or deemed made;

(d)           the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 3.15, 5.01 (a) through (d), 5.02, 5.09 or in Article VI;

(e)           the Borrower or any Restricted Subsidiary or Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Financing Document, and such failure shall continue unremedied for a period of 15 days after the Borrower receives notice of such default from the Administrative Agent (which notice shall be given at the request of any Lender);

(f)            Borrower or any Restricted Subsidiary or Guarantor (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (other than Indebtedness hereunder), or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders or the beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or cash collateral in respect thereof to be demanded;

(g)           an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Restricted Subsidiary or Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)           the Borrower or any Restricted Subsidiary or Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (g) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Restricted Subsidiary or Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(i)            the Borrower or any Restricted Subsidiary or Guarantor shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j)            one or more judgments for the payment of money in an aggregate amount in excess of $5,000,000 (not covered by insurance where the carrier has accepted responsibility) shall be rendered against the Borrower, any Restricted Subsidiary or Guarantor or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any material assets of the Borrower or any Subsidiary to enforce any such judgment;

(k)           an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(l)            a Change in Control shall occur;

(m)          any of the Financing Documents shall for any reason cease to be, or shall be asserted by any Person obligated thereunder not to be, a legal, valid and binding obligation of such Person;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any one or more of the following actions, at the same or different times:

(i) terminate the Revolving Loan Commitments, and thereupon the Revolving Loan Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) require that the Borrower deposit cash collateral to the extent of the LC Exposure or (iv) exercise any other rights or remedies available under the Financing Documents or applicable law; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Revolving Loan Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind (except as specifically provided for herein), all of which are hereby waived by the Borrower.

ARTICLE VIII

The Administrative Agent

Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof and the other Financing Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder and under the other Financing Documents shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein or in the other Financing Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or thereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents or accuracy of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

In the event that a petition seeking relief under Title 11 of the United States Code or any other Federal, state or foreign bankruptcy, insolvency, liquidation or similar law is filed by or against the Borrower or any other Person obligated under the Financing Document, the Administrative Agent is authorized, to the fullest extent permitted by applicable law, to file a proof of claim on behalf of itself and the Lenders in such proceeding for the total amount of obligations owed by such Person.  With respect to any such proof of claim which the Administrative Agent may file, each Lender acknowledges that without reliance on such proof of claim, such Lender shall make its own evaluation as to whether an individual proof of claim must be filed in respect of such obligations owed to such Lender and, if so, take the steps necessary to prepare and timely file such individual claim.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the approval of the Borrower (not to be unreasonably withheld, except that no such approval shall be required upon the occurrence and continuance of an Event of Default), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with such an office.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to and waives any claim based upon such conflict of interest.

The parties hereto agree that the titles Co-Syndication Agent and Documentation Agent are honorary and confer no duties upon such agents, except as a Lender hereunder.

ARTICLE IX

Miscellaneous

Section 9.01.          Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)            if to the Borrower, to it at 9333 Balboa Avenue, San Diego, CA 92123, Attention of John D. Thomas (Telecopy No. 858-505-1548) with copies for informational purposes only to Assistant General Counsel (Telecopy No. 858-505-1559);

(ii)           if to the Administrative Agent, to JPMorgan Chase Bank, N.A., 1111 Fannin, 10th Floor, Houston, Texas 77002, Attention of Alice H. Telles (Telecopy No. 713-750-2938) with copies for information purposes only to Jeffrey M. Epstein, Esq., Kaye Scholer LLP, 425 Park Avenue, New York, New York 10022 (Telecopy No. 212-836-6475), and Joseph Eitel, 1999 Avenue of the Stars, Los Angeles, California 90067 (Telecopy No. 310-860-7110); and

(iii)          if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)           Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)           Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Section 9.02.          Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

(b)           Neither this Agreement nor any provision hereof nor any provision of any other Financing Document hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Note or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the Maturity Date or the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) release any Guarantee (other than in accordance with its terms), forego any additional Guarantee pursuant to Section 5.11 or modify the 85% requirement in the definition of “Guarantor” without the written consent of each Lender or (vii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.

Section 9.03.          Expenses; Indemnity; Damage Waiver.  (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation of this Agreement or any amendments, modifications or waivers requested by the Borrower of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) during the continuance of a Default, all out-of-pocket expenses incurred by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)           The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claim, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee.  Without limiting the generality of the foregoing and in addition to any indemnity provided for herein, the Borrower shall pay, and hold each Indemnitee harmless from, any civil penalty or fine assessed by the U.S. Department of the Treasury’s Office of Foreign Assets Control against any Indemnitee, and all reasonable costs and expenses (including counsel fees and disbursements) incurred in connection with the defense thereof, arising as a result of the funding of Loans or the issuance of Lender Letters of Credit or Letter of Credit Participation Agreement or the acceptance of any payments made under a Loan Document.

(c)           To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought and based upon the outstanding principal balance of the Revolving Credit Exposure) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.

(d)           To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e)           All amounts due under this Section shall be payable promptly after written demand therefor.

Section 9.04.          Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)          the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default under Article VII has occurred and is continuing, any other assignee; and

(B)           the Administrative Agent.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and such assigning Lender shall retain Commitments of not less than $10,000,000, unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Article VII has occurred and is continuing;

(B)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)           the assignor and assignee to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)          the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.04(b), the term “Approved Fund” shall have the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing or investing in loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)          Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this

Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)          The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section, any Note or Notes subject to such assignment and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.  Upon notice to the Borrower, at the Borrower’s expense, the Borrower shall execute and deliver to the Administrative Agent in exchange for such surrendered Notes, new Notes to the order of the assignee in an amount equal to the portion of the Commitments assumed by it pursuant to such Assignment and Assumption and, if the assigning Lender has retained any Commitment hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.

(c)           (i)  Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to

Section 9.02(b) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees, to the fullest extent permitted under applicable law, that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(ii)           A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(d)           Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and the Notes issued to such Lender to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05.          Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

Section 9.06.          Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Financing Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.07.          Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.08.          Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or its Subsidiaries against any of and all the obligations of the Borrower or its Subsidiaries now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

Section 9.09.          GOVERNING LAW; Jurisdiction; Consent to Service of Process.  (a)  THIS AGREEMENT, IN ACCORDANCE WITH SECTION 5-1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)           The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)           The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 9.10.          WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.11.          Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 9.12.          Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, rating agencies, portfolio management servicers, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement in which case Borrower shall be notified of the name of such assignee or participant and the Administrative Agent and the Borrower shall be provided with an executed copy of such confidentiality agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower.  Notwithstanding the foregoing, each of the Administrative Agent and the Lenders may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials of any kind (including opinions and tax analysis) that have been provided to such Persons relating to the tax treatment and tax structure of the Transactions.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.13.          Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.14.          USA Patriot Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CUBIC CORPORATION, Borrower

By:
Name:
Title:

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent and a Lender

By:
Name:
Title:

UNION BANK OF CALIFORNIA, N.A., as a Lender

By:
Name:
Title:

CALYON NEW YORK BRANCH, as a Lender

By:
Name:
Title:

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

BANK OF THE WEST, as a Lender

By:
Name:
Title:

HARRIS NESBITT FINANCING, INC., as a Lender

By:
Name:
Title:

SCHEDULE 2.01

Commitments

Lender	Revolving Credit Commitment	Approximate Percentage of Total Revolving Credit Commitment

JPMorgan Chase Bank, N.A.	$27,000,000	18.00%

Union Bank of California, N.A.	$27,000,000	18.00%

Calyon New York Branch	$27,000,000	18.00%

Wachovia Bank, National Association	$27,000,000	18.00%

Bank of the West	$21,000,000	14.00%

Harris Nesbitt Financing, Inc.	$21,000,000	14.00%

SCHEDULE 3.05

Disclosed Matters as to Litigation

There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened against or affecting the Borrower or any of its Restricted Subsidiaries before any arbitrator or any Governmental Authority which would in any material respect draw into question the enforceability of any of the Financing Documents.

The Borrower does not believe the following litigation matters could be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, but wants the Lenders to be advised of the existence of such matters:

1.             Ministry of Defense and Support for the Armed Forces of the Islamic Republic (Iran) vs. Cubic Defense Systems, Inc. (“CDS”).  Arbitration in Switzerland was commenced in 1991 by Iran regarding the failure of an equipment delivery from Cubic and cross-complaint by Cubic regarding monies owed.  The ICC Arbitration tribunal ruled in favor of Iran and awarded $2,800,000 plus interests and costs on December 8, 1998.  The United States District Court in  San Diego entered judgment enforcing the arbitration award but denied Iran additional costs and attorneys’ fees.  Cubic and Iran appealed the United States District Court decision to the 9th Circuit Court of Appeals where a stay order was entered on November 2, 2001, which remains in effect.  Under a 1995 Presidential Executive Order, all transactions by U.S. citizens with Iran are prohibited, therefore, even if the 9th Circuit affirms the order of the United States District Court, it is presently unlikely Cubic would be permitted to pay the judgment.  However, two U.S.-based interveners have attempted to attach any ultimate judgment in favor of Iran.  The Court of Appeals has approved one lien (Elahi) and denied one (Flatow).  Iran has asked the United States Court to review the approval of the Elahi lien.  The Court’s response is not expected for about seven months.  It is unclear whether Cubic would, under the Iran payment prohibition, be permitted to make payment to Elahi.  No appellate briefing has been set.

2.             EABC vs. CTS and CTS-Australia.  Breach of alleged consulting contract.  Plaintiff seeks up to A$6M damages.  Cubic’s exposure appears to be none to minimal.

3.             PLS DCAA Audit.  DCAA Audit found claim for defective pricing.  U.S. Army Contracting Officer issued final decision.  Appeal taken, currently in discovery and exploring arbitration.  $1.60 M potential exposure.

SCHEDULE 3.08

Disclosed Matters as to Environmental Compliance

None

SCHEDULE 3.16A

Restricted Subsidiaries

Subsidiary	Place of Incorporation	Percentage Owned
CONSOLIDATED CONVERTING CO. Whittier, California	California	100%

CUBIC APPLICATIONS, INC. Lacey, Washington	California	100%

CUBIC COMMUNICATIONS, INC. San Diego, California	California	100%

CUBIC DATA SYSTEMS, INC. San Diego, California	California	90%

CUBIC DE MEXICO Tijuana, Mexico	Mexico	100%

CUBIC DEFENSE APPLICATIONS, INC. San Diego, California	California	100%

CUBIC FOREIGN SALES, INC. San Diego, California	St. Thomas U.S. Virgin Islands	100%

CUBIC HOLDINGS LTD. Aukland, New Zealand	New Zealand	100%

CUBIC LAND, INC. San Diego, California	California	100%

CUBIC TRANSPORTATION SYSTEMS, INC. San Diego, California	California	100%

Subsidiary	Place of Incorporation	Percentage Owned
CUBIC TRANSPORTATION SYSTEMS LIMITED London, England * (100% owned subsidiary of Cubic (UK) Limited)	England	100	% *

CUBIC TRANSPORTATION SYSTEMS (AUSTRALIA) PTY LIMITED New South Wales, Australia	Australia	100	% *

* (50% owned subsidiary of Cubic Corporation and 50% owned subsidiary of Cubic Transportation Systems, Inc.)

CUBIC (UK) LIMITED London, England	England	100%

CUBIC WORLDWIDE TECHNICAL SERVICES, INC. San Diego, California	Delaware	100%

CUBIC SIMULATION SYSTEMS, INC. Orlando, Florida	Delaware	100%

OSCMAR INTERNATIONAL LIMITED Auckland, New Zealand *(100% owned subsidiary of Cubic Holdings Ltd.)	New Zealand	100	% *

TRAF - PARK Montreal, Quebec, Canada	Canada	100%

SCHEDULE 3.16B

Unrestricted Subsidiaries

None

SCHEDULE 6.03

LIENS

Security:	First legal charge over the premises at AFC House, Honeycrock Lane, Salford, Surrey, UK

Borrower:	Cubic Transportataion Systems, LTD

Creditor/Lienholder:	Barclays Bank PLC

Original Balance:	£ 5,200,000.00

Remaining Balance:	£ 4,583,333.32

Value Date:	02 December 2003

Maturity Date	03 December 2018

Interest Rate:	Fixed at 6.4825%

Payments:	Quarterly each March, June, September and December

Next Payment:	£ 164,243.55 due 02 March 2005

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Assignor:

Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

Borrower:	Cubic Corporation

(1)           Select as applicable.

Administrative Agent:  JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

Credit Agreement:  The $150,000,000 Credit Agreement dated as of March       , 2005 among Cubic Corporation, the Lenders parties thereto, and JPMorgan Chase Bank, as Administrative Agent.

Assigned Interest

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
Revolving Commitment	$	$		%
	$	$		%
	$	$		%

Effective Date:                                , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

A-2

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By
Title:

[Consented to:]
CUBIC CORPORATION

By
Title:

A-3

ANNEX 1

CUBIC CORPORATION CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

SECTION 1.012     Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Financing Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Financing Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Financing Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Financing Document.

SECTION 1.022     Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Financing Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Financing Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal,

interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the internal law of the State of New York.

EXHIBIT C

FORM OF REVOLVING LOAN PROMISSORY NOTE

New York, New York
$	, 2005

FOR VALUE RECEIVED, the undersigned, Cubic Corporation (the “Maker”), hereby promises to pay to the order of                   (the “Lender”), at the office of JPMorgan Chase Bank, N.A. (the “Agent”), at 277 Park Avenue, New York, New York at the expiration of the Availability Period as defined in the Credit Agreement, dated as of March      , 2005, among the Maker, the Lenders named therein and the Agent (as the same may be amended, modified or supplemented from time to time in accordance with its terms, the “Credit Agreement”) or earlier as provided for in the Credit Agreement, the lesser of the principal sum of                     DOLLARS ($                  ) or the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement) to the Maker from the Lender pursuant to the terms of the Credit Agreement, in lawful money of the United States of America in immediately available funds, and to pay interest from the date thereof on the principal amount hereof from time to time outstanding, in like funds, at said office, at a rate or rates per annum and, in each case, and payable on such dates as determined pursuant to the terms of the Credit Agreement.

The Maker promises to pay interest, on demand, on any overdue principal and fees and, to the extent permitted by law, overdue interest from their due dates at a rate or rates determined as set forth in the Credit Agreement.

The Maker hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever.  The non-exercise by the holder of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this Revolving Loan Promissory Note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such a notation shall not in any manner affect the obligation of the Makers to make payments of principal and interest in accordance with the terms of this Revolving Loan Promissory Note and the Credit Agreement.

This Revolving Loan Promissory Note is one of the Notes referred to in the Credit Agreement, which, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.  THIS REVOLVING LOAN PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES

THEREOF THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

CUBIC CORPORATION

By:
Name:
Title:

Loans and Payment

Date	Amount and Type of Loan	Payments Principal Interest	Unpaid Principal Balance of Note	Name of Person Making Notation

EXHIBIT E

FORM OF COMPLIANCE CERTIFICATE

CUBIC CORPORATION
OFFICER’S CERTIFICATE

In Conformance with the Credit Agreement Dated March 10, 2005
As of and for the Period Ending                       .

The following certification is provided to the Lenders as required under Section 5.02 of the Credit Agreement dated March 10, 2005 (the Agreement).  The undersigned hereby certifies that:

a.                                       the Borrower was in compliance with the requirements of Section 6.01 through 6.05 and 6.10 of the Agreement, inclusive, during the period covered by the accompanying financial statements (detailed calculations annexed), and

b.                                      the undersigned has reviewed the terms of the Agreements and has made, or caused to be made under his or her supervision, a review of the transactions and conditions of the Borrower and its Subsidiaries from the beginning of the period covered by the accompanying financial statements to the date of this certificate, and that such review (i) has not disclosed the existence during such period of any condition or event that constitutes a Default as defined in the Agreement and (ii) has confirmed that Unrestricted Subsidiaries continue to constitute, in aggregate, less than 7% of Consolidated Total Capitalization.

Dated at San Diego, California, this            day of                          ,                .

Name:
Title: